Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and the cover page and captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information each dated April 30, 2026, and each included in this Post-Effective Amendment No. 15 to the Registration Statement (Form N-1A, File No. 333-271134) of Texas Capital Funds Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated Feburary 27, 2026, with respect to the financial statements and financial highlights of Texas Capital Texas Equity Index ETF, Texas Capital Texas Oil Index ETF, Texas Capital Government Money Market Fund ETF, and Texas Capital Government Money Market Fund (4 of the funds constituting Texas Capital Funds Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

April 30, 2026